Exhibit 10.6

Other Platform Investment Incentive Program

Program Description

The Other Platform Investment Incentive Program (the “Program” or the “OPI Program”) is established under the Simon Property Group, L.P. 2019 Stock Incentive Plan by the Compensation and Human Capital Committee (the “Committee”) in order to make cash or equity-based awards, upon the recommendation of the CEO, as determined by the Committee, in recognition of the extraordinary efforts of Pool Participants (defined below) which contribute to successful Eligible Investments (defined below) and upon the Monetization (defined below) of such Eligible Investments by Simon Property Group, L.P. and its affiliates (collectively, “SPG”).

Program Design Objective

The Program is designed to reward, incentivize, attract and retain certain key officers and employees of SPG. The Program will benefit SPG by providing a retention vehicle for its most senior officers and executives, including its CEO. This Program provides the Committee with the ability to reduce the risk of losing these valuable officers and executives. The Program is structured to recognize these individuals for their efforts towards the stewardship of alternative investments by SPG that are in addition to and outside of core responsibilities, with a compensation structure directly aligned with returns to SPG and shareholders on such Eligible Investments, because of the performance of the Pool Participants.

Eligible Investments

An initial, preliminary list of potential Eligible Investments is attached hereto as Exhibit A. These include other platform investments, as described in SPG’s periodic filings with the SEC, together with certain other investments which are made outside of SPG’s historical core real estate investments. Eligible Investments shall be recommended by the CEO and approved the Committee at the time of individual program implementation.

Pool Participants

A preliminary list of pool participants (“Pool Participants”), attached hereto as Exhibit B, and any additions, removals or amendments thereto, shall be recommended by the CEO to the Committee for its approval and remain subject to change from time to time. At the recommendation of the CEO, the Committee shall make the final approval of the identity of, and allocations to, Pool Participants. For avoidance of doubt, the CEO shall not make recommendations to the Committee regarding his allocation or form of any award and such determinations shall be made by the Committee, in its discretion.

Pool Funding Hurdle	Amount equal to SPG’s net remaining cash investment in each Eligible Investment at the time of Monetization event, plus the Preferred Return (defined below).
Preferred Return	See Exhibit C.
Determination of Pool

Upon the recommendation of the CEO, the Committee shall be authorized to approve awards to be made to Pool Participants in an aggregate amount not to exceed 9.9% of the proceeds received from Monetization event in excess of the Pool Funding Hurdle. The Committee shall be permitted to take such additional facts and information into consideration, in its discretion, in connection with determining whether there is a maximum amount of any Pool.

Monetization

Cash (or a non-cash equivalent) transaction which SPG receives consideration at a valuation in excess of the Pool Funding Hurdle, attributable to any portion of an Eligible Investment (such amount, the “Pool”). Examples include the sale, disposition or transfer of any portion of an Eligible Investment, whether in an IPO, private offering or placement; recapitalization; special dividend from excess proceeds of a debt issuance or refinancing; change in control transaction; or similar transaction, in each case, upon the recommendation of the CEO as approved by the Committee.

Form of Award	Upon the recommendation of the CEO, the award may be cash, SPG shares, SPG RSUs or SPG LTIPs, or a mix thereof, to be approved by the Committee at the time of Monetization.
Vesting/Performance	Upon the recommendation of the CEO, the Committee shall determine whether an additional post-award vesting period is applicable.
Clawback	Any awards made under the OPI Program shall be subject to and be governed by the Company’s

“Executive Compensation Clawback Policy” (as may be amended, modified and/or supplemented from time to time, “Clawback Policy”) applicable to all performance-based compensation paid or to be paid to the executive officers of the Company.

Exhibit A

[Intentionally Omitted]

Exhibit B

[Intentionally Omitted]

Exhibit C

[Intentionally Omitted]